Exhibit 99.1

N E W S B U L L E T I N	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway, Ste. 1800 Las Vegas, Nevada 89109 www.pinnacle-entertainment-inc.com TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At The Company:			At Coffin Communications Group:
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE

May 6, 2003

PINNACLE ENTERTAINMENT REPORTS STRONG

FIRST QUARTER 2003 OPERATING RESULTS

Revenues Up 7% and Operating Income Up 27%;

EBITDA Rises 13% to $22.2 Million;

Belterra, Lake Charles Projects On Track

LAS VEGAS, May 6, 2003—Pinnacle Entertainment, Inc. (NYSE:PNK) today announced its fifth consecutive quarter of year-over-year increases in operating income and EBITDA(1) excluding sold operations.

“We’re pleased by our strong first-quarter operating results, with all five of our key properties generating higher revenue and four of five reporting stronger year-over-year EBITDA,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “Our improved results reflect our commitment to increased margins and effective capital improvements and were again led by stronger results at Belterra in Indiana.”

Revenues for the quarter ended March 31, 2003 rose 7.0% to $132.1 million from $123.5 million in the prior-year quarter, while operating income rose 27.5% to $10.7 million from $8.4 million. EBITDA rose 13.4% to $22.2 million from $19.6 million a year earlier.

“During the first quarter, we broke ground on our new 300-guestroom hotel tower at Belterra,” Lee continued. “We believe that doubling our room base will make Belterra even more attractive as a regional destination resort, and will provide a high return on incremental investment.”

The Company continues to make timely progress on plans for its new resort in Lake Charles, Louisiana, which is expected to cost approximately $325 million and include approximately 700 guestrooms, ample meeting space, multiple restaurants, a championship golf course and a single-level dockside casino surrounded on three sides by the hotel and restaurants.

The Company reported a net loss for the quarter of $847,000, or $0.03 per share. This compares with a net loss of $2.3 million, or $0.09 per share, before the cumulative effect of a change in accounting principle, in the 2002 first quarter. In the first quarter of 2002, the Company recorded a charge of $56.7 million, or $2.23 per share, due to the implementation of the new accounting standard regarding goodwill

Pinnacle Entertaiment

and similar items. Inclusive of such item, the net loss for the 2002 first quarter was $59.0 million, or $2.32 per share.

As of March 31, 2003, the Company had cash and equivalents of $136.7 million. Notes payable were $492.8 million. None of the Company’s $103.3 million credit facility was drawn.

Belterra Casino Resort

Pinnacle’s Belterra Casino Resort continued its strong operating improvements despite some inclement weather in the quarter. Total revenues rose 12.7% to $31.1 million from $27.6 million a year earlier, primarily due to increased gaming revenues. EBITDA doubled to $4.8 million, while the EBITDA margin rose sharply to 15.4% from 8.6% in the first quarter of 2002.

The gains reflect management’s continued focus on margin enhancement and operating efficiency, as well as the implementation of successful marketing programs and the commencement of dockside gaming on August 1, 2002. Belterra’s $37 million expansion project will add 300 guestrooms, meeting and conference space and a year-round swimming pool and is slated for completion in the first half of 2004. Management believes that construction disruption to existing operations will be minimal.

Boomtown Bossier City

Boomtown Bossier City continued to reflect the benefits of the renovation and rebranding project completed in November 2002. The $24 million project transitioned the property to a Boomtown theme, added new restaurants and improved the hotel lobby and porte-cochere. Revenues rose 9.5% to $28.7 million versus $26.3 million a year earlier, while EBITDA increased 13.6% to $5.1 million from $4.5 million in the prior-year first quarter. Boomtown Bossier City continues to focus on improving margins and realizing the benefits from its renovation and rebranding.

Boomtown New Orleans

Boomtown New Orleans was once again the Company’s biggest EBITDA contributor, reporting EBITDA of $7.5 million, up 6.5% from $7.0 million a year ago. Revenues rose 4.1% to $26.9 million from $25.8 million, primarily coming from increased slot revenue. For the quarter, Boomtown New Orleans grew its market share to 19.4% from 18.5% in the year-earlier quarter(2).

Boomtown Reno

The Company’s Reno property turned in a solid first-quarter performance, helped by good weather. Revenues rose 6.1% to $19.5 million versus $18.4 million a year earlier, while EBITDA increased to $2.7 million from $2.4 million a year ago. Much of the revenue increase came from increased fuel prices at Boomtown Reno’s truck stop, which is a lower-margin business than the property’s gaming and hotel operations.

Casino Magic Biloxi

At the Company’s Casino Magic Biloxi property, construction on a new high-roller area is underway, with a scheduled opening in late May. For the quarter, the property produced revenues of $22.0 million, essentially flat compared with prior-year results, and EBITDA of $4.6 million, a 10.7% decline from the 2002 first quarter.

Casino Magic Argentina

Peso-denominated results improved dramatically in the 2003 first quarter (revenues grew by approximately 71%), due in part to continued high inflation for the region but also reflecting an improved economic and political environment. However, as the peso-to-dollar exchange rate exceeded 3:1 in March 2003, compared to approximately 2.8:1.0 in March 2002, dollar-denominated revenues increased 17.5%. Dollar-denominated EBITDA results rose 169% to $614,000. The first quarter 2002 results

Pinnacle Entertaiment

reflect reserves established for funds held in Argentine banks offset by foreign exchange gains. Excluding these items, dollar-denominated EBITDA results rose 32.6%.

The Company’s Argentine operations comprise approximately 1% of the Company’s assets and, while much improved, contributed less than 3% of the Company’s 2003 first quarter EBITDA.

Other Items

Corporate expenses rose 27.9% in the 2003 first quarter compared to the 2002 first quarter, primarily due to an increase in legal costs and the timing of certain expenses.

Investor Conference Call

Pinnacle will hold a conference call for investors today, May 6, 2003, at 11 a.m. EDT (8 a.m. PDT) to discuss its quarterly financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pinnacle-entertainment-inc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos in the Los Angeles metropolitan area. The Company is developing a major casino resort in Lake Charles, Louisiana.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to: (a) continued compliance with the conditions of the Louisiana Gaming Control Board and completing the proposed Lake Charles project on time and on budget; (b) continued compliance with the Settlement Agreement with the Indiana Gaming Commission, including potential penalties if the Company fails to complete on a timely basis the new hotel tower at Belterra Casino Resort; (c) the effect of current and future weather conditions and other natural events; (d) the effect of current and future political and economic instability in Argentina on the operations of Casino Magic Argentina and related currency matters; (e) overall economic conditions and the vulnerability of the economy, including travel and leisure expenditures, to domestic and international incidents, war and terrorism, as well as public health crises; (f) maintaining and/or obtaining adequate financing to meet strategic goals, including the proposed Lake Charles project; (g) continuing regulatory approval; (h) increased competition from casino operators, some of whom have significantly greater resources; (i) changes in the gaming markets in which Pinnacle Entertainment operates, including possible legalization of gaming in various markets; (j) the effectiveness of the recent capital improvements at the Bossier City property in drawing additional customers to the property, despite competition in the market; and (k) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results, review the Company’s filings with the SEC, including its Annual Report on Form 10-K.

(1)	The Company defines EBITDA as earnings before net interest expense, provision for income taxes, depreciation, amortization and cumulative effect of a change in accounting principle. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties, as well as a measurement tool for evaluation of operating personnel. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes and capital expenditures. However, EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles, or “GAAP”. EBITDA should not be

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considered in isolation from, or as a substitute for, net income (loss), operating income (loss) or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the attached “supplemental information” table for a reconciliation of EBITDA to operating income.

(2)	Market share data provided by the Louisiana Gaming Commission website. Market includes the three New Orleans riverboats and one land-based facility.

(—financial tables follow—)

Pinnacle Entertainment

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2003	2002
	(unaudited)
Revenues (a):
Boomtown New Orleans	$26,858	$25,791
Boomtown Bossier City (b)	28,747	26,254
Belterra Casino Resort	31,080	27,580
Casino Magic Biloxi	21,952	21,896
Boomtown Reno	19,487	18,374
Casino Magic Argentina	2,408	2,050
Card Clubs	1,560	1,560

Total Revenues	$132,092	$123,505

Earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) (c):
Boomtown New Orleans	$7,452	$6,997
Boomtown Bossier City (b)	5,058	4,454
Belterra Casino Resort	4,784	2,383
Casino Magic Biloxi	4,647	5,201
Boomtown Reno	2,673	2,370
Casino Magic Argentina	614	228
Card Clubs	1,497	1,473
Corporate	(4,524)	(3,536)

EBITDA	22,201	19,570

Depreciation and amortization	(11,479)	(11,162)

Operating income	$10,722	$8,408

(Continued on next page)

5

Pinnacle Entertainment

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations, continued

(in thousands, except per share data)

	Three months ended March 31,
	2003	2002
	(unaudited)
Operating income (from prior page)	$10,722	$8,408
Interest income	481	634
Interest expense, net of capitalized interest	(12,357)	(12,633)

Loss before income taxes and cumulative effect of a change in accounting principle	(1,154)	(3,591)
Income tax benefit	307	1,293

Net loss before cumulative effect of a change in accounting principle	(847)	(2,298)
Cumulative effect of a change in accounting principle, net of tax benefit (d)	0	(56,704)

Net loss	$(847)	$(59,002)

Per common share – basic and diluted:
Net loss before cumulative effect of a change in accounting principle	$(0.03)	$(0.09)
Cumulative effect of a change in accounting principle (d)	0.00	(2.23)

Net loss – basic and diluted	$(0.03)	$(2.32)

Number of shares – basic and diluted	25,934	25,444

(a)	Effective December 31, 2002, costs associated with coin coupon offerings are recorded as a reduction of net revenue. Previously, such costs were recorded as a casino department expense. The Company has reclassified the costs for the prior periods to conform to the current period presentation.
(b)	On July 1, 2002, the Company’s Bossier City, Louisiana property was rebranded, and its name changed, to Boomtown from Casino Magic. Prior results for Casino Magic Bossier City are reflected as Boomtown Bossier City results.
(c)	See note (1) above for a detailed description of EBITDA and the “Supplemental Information” table below for a reconciliation to operating income.
(d)	Reflects the cumulative effect of a change in accounting principle for the implementation of SFAS No. 142 in the first quarter of 2002.

Pinnacle Entertainment

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets
Cash, cash equivalents and restricted cash (i)	$136,745	$147,541
Other assets	103,133	106,814
Fixed assets	582,895	586,083

Total assets	$822,773	$840,438

Liabilities and Stockholders’ Equity
Liabilities	$81,712	$98,454
Notes payable	492,813	493,498

Total liabilities	574,525	591,952
Stockholders’ equity	248,248	248,486

Total liabilities and stockholders’ equity	$822,773	$840,438

(i)	Includes Casino Magic Argentina restricted cash at March 31, 2003 and December 31, 2002 of $3.3 million and $3.2 million, respectively. In addition, at both March 31, 2003 and December 31, 2002, includes $22.5 million set aside pursuant to the agreement with the Louisiana Gaming Control Board in connection with the Company’s proposed Lake Charles project, $5 million in escrow for the hotel expansion at Belterra Casino Resort in Southern Indiana and $2.6 million in connection with a stand-by letter of credit issued for the benefit of the Company’s self-insured workers compensation program.

Pinnacle Entertainment

Pinnacle Entertainment, Inc.

Supplemental Information

(unaudited and in thousands)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA
Three months ended March 31, 2003
Boomtown New Orleans	$5,823	$1,629	$7,452
Boomtown Bossier City	3,105	1,953	5,058
Belterra Casino Resort	1,443	3,341	4,784
Casino Magic Biloxi	2,713	1,934	4,647
Boomtown Reno	897	1,776	2,673
Casino Magic Argentina	463	151	614
Card Clubs	820	677	1,497
Corporate	(4,542)	18	(4,524)

	$10,722	$11,479	$22,201

Three months ended March 31, 2002
Boomtown New Orleans	$5,444	$1,553	$6,997
Boomtown Bossier City	2,527	1,927	4,454
Belterra Casino Resort	(859)	3,242	2,383
Casino Magic Biloxi	3,341	1,860	5,201
Boomtown Reno	570	1,800	2,370
Casino Magic Argentina	52	176	228
Card Clubs	897	576	1,473
Corporate	(3,564)	28	(3,536)

	$8,408	$11,162	$19,570